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                                                                     EXHIBIT 4.6


                      DEUTSCHE BANK TRUST COMPANY AMERICAS
                            EXCHANGE AGENT AGREEMENT

May 31, 2002

Deutsche Bank Trust Company Americas
Corporate Trust and
  Agency Group
Four Albany Street, 4th Floor
New York, NY  10006
Attention:  Corporate Market Services

Ladies and Gentlemen:

         Resorts International Hotel and Casino, Inc., a Delaware corporation (the "Company"), is offering to exchange (the "Exchange Offer") an aggregate principal amount of up to $180,000,000 of registered 11 1/2% First Mortgage Notes due 2009 (the "New Notes") of the Company for an equal principal amount of its unregistered 11 1/2 % First Mortgage Notes due 2009 (the "Old Notes" and, together with the New Notes, the "Notes"), pursuant to a prospectus (the "Prospectus") included in the Company's Registration Statement on Form S-4 (File No. 333-87206) as amended (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC") and attached hereto as Exhibit A. The Term "Expiration Date" shall mean 5:00 p.m., New York City time, on July 1, 2002, unless the Exchange Offer is extended as provided in the Prospectus, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Upon execution of this Agreement, Deutsche Bank Trust Company Americas will act as the Exchange Agent for the Exchange Offer (the "Exchange Agent"). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in the Prospectus.

         A copy of each of the form of letter of transmittal (the "Letter of Transmittal"), the form of the notice of guaranteed delivery (the "Notice of Guaranteed Delivery"), the form of letter to brokers and the form of letter to clients (collectively, the "Tender Documents") to be used by holders of Old Notes in order to receive New Notes pursuant to the Exchange Offer are attached hereto as Exhibit B.

         Subject to the terms and conditions of this Agreement and the Exchange Offer, the Company hereby appoints Deutsche Bank Trust Company Americas to act as Exchange Agent in connection with the Exchange Offer and in such capacity is authorized and directed to accept tender of the Old Notes. References hereinafter to "you," "yours" and "your" shall refer to Deutsche Bank Trust Company Americas. In carrying out your duties as Exchange Agent, you are to act in accordance with the following provisions of this Agreement:

         1. You are to mail the Prospectus and the Tender Documents to all of the holders of Old Notes and participants on the day that you are notified by the Company that the Registration Statement has become effective under the Securities Act of 1933, as amended, or as soon as practicable thereafter, and to make subsequent mailings thereof after the date thereof and to any persons who become holders of Old Notes prior to the Expiration Date and to any persons

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as may from time to time be requested by the Company. All mailings pursuant to this Section 1 shall be by first class mail, postage prepaid, unless otherwise specified by the Company. You shall also accept and comply with telephone requests for information relating to the Exchange Offer provided that such information shall relate only to the procedures for tendering Old Notes in (or withdrawing tenders of Old Notes from) the Exchange Offer. All other requests for information relating to the Exchange Offer shall be directed to the Company,
Attention: Joseph A. D'Amato, Resorts International Hotel and Casino, Inc., 1133 Boardwalk, Atlantic City, NJ 08401.

         2. You are to examine Letters of Transmittal and the Old Notes and other documents delivered or mailed to you, by or for the holders of Old Notes, prior to the Expiration Date, to ascertain whether (i) the Letters of Transmittal are properly executed and completed in accordance with the instructions set forth therein, (ii) the Old Notes are in proper form for transfer and (iii) all other documents submitted to you are in proper form. In each case where a Letter of Transmittal or other document has been improperly executed or completed or for any other reason, is not in proper form, or some other irregularity exists, you will endeavor to promptly notify the tendering holder of such irregularity and as to the appropriate means of resolving the same and will take any other reasonable action as may be necessary or advisable to cause such irregularity to be corrected. Determination of questions as to the proper completion or execution of the Letters of Transmittal, or as to the proper form for transfer of the Old Notes or as to any other irregularity in connection with the submission of Letters of Transmittal and/or Old Notes and other documents in connection with the Exchange Offer, shall be made by the officers of, or counsel for, the Company at their written instructions or oral direction confirmed by facsimile. Any determination made by the Company on such questions shall be final and binding.

         3. The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption "The Exchange Offer
- Expiration Dates; Extensions; Amendments." At the written request of the Company or its counsel, Willkie Farr & Gallagher, you shall notify tendering holders of Old Notes in the event of any such termination, you will return all tendered Old Notes to the persons entitled thereto, at the Company's expense and request of the Company or its counsel.

         4. Tender of the Old Notes may be made only as set forth in the Letter of Transmittal. Notwithstanding the foregoing, tenders which the Company shall approve in writing as having been properly delivered shall be considered to be properly tendered. Letters of Transmittal and Notices of Guaranteed Delivery shall be recorded by you as to the date and time of receipt and shall be preserved and retained by you at the Company's expense for one year. New Notes are to be issued in exchange for Old Notes pursuant to the Exchange Offer only
(i) against deposit with you prior to the Expiration Date or, in the case of a tender in accordance with the guaranteed delivery procedures outlined in Instruction 1 of the Letter of Transmittal, within three New York Stock Exchange trading days after the Expiration Date of the Exchange Offer, together with executed Letters of Transmittal and other documents required by the Exchange Offer or (ii) in the event that the holder is a participant in the Depository Trust



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Company ("DTC") system, by the utilization of DTC's Automated Tender Offer
Program ("ATOP") and any evidence required by the Exchange Offer.

         You are hereby directed to establish an account with respect to the Notes at The Depositary Trust Company (the "Book Entry Transfer Facility") within two days after the date hereof in accordance with SEC Regulation 240.17Ad. Any financial institution that is a participant in the Book Entry Transfer Facility system may, until the Expiration Date, make book-entry delivery of the Notes by causing the Book Entry Facility to transfer such Notes into your account in accordance with the procedure for such transfer established by the Book Entry Transfer Facility. In every case, however, a Letter of Transmittal (or a manually executed facsimile thereof), or an agent's message, properly completed and duly executed, with any required signature guarantees and any other required documents must be transmitted to and received by you prior to the Expiration Date or the guaranteed delivery procedures described in the Prospectus must be complied with.

         5. Upon oral or written request of the Company (with written confirmation of any such oral request thereafter), you will transmit by facsimile or telephone, and promptly thereafter confirm in writing to Joseph A. D'Amato at the Company, Resorts International Hotel and Casino, Inc., 1133 Boardwalk, Atlantic City, NJ 08401, fax number (609) 340-6547, telephone number
(609) 340-7896 and Adam Turteltaub at Willkie Farr & Gallagher, 787 Seventh Avenue, New York, N.Y. 10019, fax number (212) 728-8111, telephone number (212) 728-8129, or such other persons as the Company may reasonably request, the aggregate number and principal amount of Old Notes tendered to you and the number and principal amount of Old Notes properly tendered that day. In addition, you will also inform the aforementioned persons, upon oral request made from time to time (with written confirmation of such request thereafter) prior to the Expiration Date, of such information as they or any of them may reasonably request.

         6. Upon the terms and subject to the conditions of the Exchange Offer, delivery of New Notes will be made by you promptly after acceptance of the tendered Old Notes. You will hold all items which are deposited for tender with you after 5:00 p.m. New York City time, on the Expiration Date pending further instructions from an officer of the Company.

         7. If any holder of Old Notes shall report to you that his or her failure to surrender Old Notes registered in his or her name is due to the loss or destruction of a certificate or certificates, you shall request such holder
(i) to furnish to you an affidavit of loss and, if required by the Company, a bond of indemnity in an amount and evidenced by such certificate or certificates of a surety, as may be satisfactory to you and the Company, and (ii) to execute and deliver an agreement to indemnify the Company and you in such form as is acceptable to you and the Company. The obligees to be named in each such indemnity bond shall include the Company and you. You shall report to the Company the names of all holders who claim that their Old Notes have been lost or destroyed and the principal amount of such Old Notes.

         8. As soon as practicable after the Expiration Date, you shall mail or deliver via the Book Entry Transfer Facility's applicable procedures, the New Notes that such holders may be entitled to receive and you shall arrange for cancellation of the Old Notes submitted to you or returned by DTC in connection with ATOP. Such Old Notes shall be forwarded to Adam



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Turteltaub at Willkie Farr & Gallagher for cancellation and retirement as you are instructed by the Company (or a representative designated by the Company) in writing.

         9. For your services as the Exchange Agent hereunder, the Company shall pay you in accordance with the schedule of fees attached hereto as Exhibit C. The Company also will reimburse you for your reasonable out-of-pocket expenses (including, but not limited to, reasonable attorneys' fees not previously paid to you as set forth in Exhibit C) in connection with your services promptly after submission to the Company of itemized statements.

         10. You are not authorized to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other person or to engage or utilize any person to solicit tenders.

         11. As the Exchange Agent hereunder you:

                  (a) shall have no duties or obligations other than those specifically set forth herein, in the section of the Prospectus entitled "The Exchange Offer" or in the Exhibits attached hereto or as may be subsequently requested in writing of you by the Company and agreed to by you in writing with respect to the Exchange Offer; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing;

                  (b) will be regarded as making no representations and having no responsibilities as to the validity, accuracy, sufficiency, value or genuineness of any Old Notes deposited with you hereunder, any New Notes, and Tender Documents or other documents prepared by the Company in connection with the Exchange Offer (other than with respect to information about the Exchange Agent provided to the Company specifically for use in such materials);

                  (c) shall not be obligated to take any legal action hereunder which might in your reasonable judgment involve any expense or liability unless you shall have been furnished with reasonable indemnity;

                  (d) may rely on, and shall be fully protected and indemnified as provided in Section 12 hereof in acting upon, the written instructions with respect to any matter relating to your acting as Exchange Agent specifically covered by this Agreement or supplementing or qualifying any such action of any officer or agent of such other person or persons as may be designated or whom you reasonably believe have been designated by the Company;

                  (e) may consult with counsel satisfactory to you, including counsel for the Company, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you in good faith and in reliance upon such advice of such counsel;

                  (f) shall not at any time advise any person as to the wisdom of the Exchange Offer or as to the market value or decline or appreciation in market value of any Old Notes or New Notes; and



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                  (g) shall not be liable for any action which you may do or refrain from doing in connection with this Agreement except for your gross negligence willful misconduct or bad faith.

         12. The Company covenants and agrees to indemnify and hold harmless Deutsche Bank Trust Company Americas and its officers, directors, employees, agents and affiliates (collectively, the "Indemnified Parties" and each an "Indemnified Party") against any loss, liability or reasonable expense of any nature (including reasonable attorneys' and other fees and expenses), incurred in connection with the administration of the duties of the Indemnified Parties hereunder in accordance with this Agreement; provided, however, that the Company shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of an Indemnified Party's gross negligence or willful misconduct. In no case shall the Company be liable under this indemnity with respect to any claim against an Indemnified Party unless the Company shall be notified by such Indemnified Party by letter, or by facsimile, cable, telex or telecopier confirmed by letter, of the written assertion of a claim against such Indemnified Party, or of any action commenced against such Indemnified Party, promptly after but in any event within 10 days of the date such Indemnified Party shall have received any such written assertion of a claim or shall have been served with a summons, or other legal process, giving information as to the nature and basis of the claim; provided, that the failure to so notify shall not affect the obligations of the Indemnified Parties except to the extent such failure to notify materially prejudices such parties. The Company shall be entitled to participate at its own expense in the defense of any such claim or legal action and if the Company so elects or if the Indemnified Party in such notice to the Company so directs, the Company shall assume the defense of any suit brought to enforce any such claim. In the event the Company shall assume the defense of any suit, the Company shall not be liable for the fees and expenses of any additional counsel thereafter retained by an Indemnified Party so long as the Company retains counsel satisfactory to such Indemnified Party; provided, that the Company shall not be entitled to assume the defense of any such action if the named parties to such action include both an Indemnified Party and the Company and the representation of both parties by the same legal counsel would, in the written opinion of counsel for the Indemnified Party, be inappropriate due to actual or potential conflicting interests between the Indemnified Party and the Company. The Company shall not be liable under this indemnity for the fees and expenses of more than one legal counsel for all Indemnified Parties. Indemnified Parties shall not enter into a settlement or other compromise with respect to any indemnified loss, liability or expense without the prior written consent of the Company, which shall not be unreasonably withheld or delayed if not adverse to the Company's interests.

         13. This Agreement and your appointment as the Exchange Agent shall be construed and enforced in accordance with the laws of the State of New York and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto. No other person shall acquire or have any rights under or by virtue of this Agreement.

         14. The parties hereto hereby irrevocably submit to the venue and jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in New York City in any action or proceeding arising out of or relating to this Agreement, and the parties hereby irrevocably agree that all claims in respect of such action or proceeding arising out of or relating



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to this Agreement, shall be heard and determined in such a New York State or federal court. The parties hereby consent to and grant to any such court jurisdiction over the persons of such parties and over the subject matter of any such dispute and agree that delivery or mailing of any process or other papers in the manner provided herein, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

         15. This Agreement may not be modified, amended or supplemented without an express written agreement executed by the parties hereto. Any inconsistency between this Agreement and the Tender Documents, as they may from time to time be supplemented or amended, shall be resolved in favor of the latter, except with respect to the duties, liabilities and indemnification of you as Exchange Agent.

         16. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         17. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         18. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Sections 9 and 12 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Trustee any certificates for Old Notes or New Notes, funds or property then held by you as Exchange Agent under this Agreement.

         19. All notices and communications hereunder shall be in writing and shall be deemed to be duly given if delivered or mailed first class certified or registered mail, postage prepaid, or telecopied as follows:

          If to the Company:        Resorts International Hotel and Casino, Inc.
                                    1133 Boardwalk
                                    Atlantic City, NJ  08401
                                    Telephone:  609-340-7896
                                    Telecopier:  609-340-6547
                                    Attn:  Joseph A. D'Amato

          and a copy to:            Willkie Farr & Gallagher
                                    787 Seventh Avenue
                                    New York, NY  10019
                                    Telephone:  212-728-8000
                                    Telecopier:  212-728-8111
                                    Attn:  Thomas M. Cerabino





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          If to you:                Deutsche Bank Trust Company Americas
                                    Corporate Trust and Agency Group
                                    60 Wall Street
                                    New York, NY 10005
                                    Attn.:  Christina Van Ryzin
                                    Telephone:   201-593-6302
                                    Telecopier:   201-593-6528

          and a copy to:            DB Services Tennessee, Inc.
                                    Corporate Trust & Agency Service
                                    Reorganization Unit
                                    648 Grassmere Park Road
                                    Nashville, TN  37211

or such other address or telecopy number as any of the above may have furnished to the other parties in writing for such purposes.

         20. This Letter Agreement and all of the obligations hereunder shall be assumed by any and all successors and assigns of the Company.



                            [Signature Page Follows]



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                  If the foregoing is in accordance with your understanding, would you please indicate your agreement by signing and returning the enclosed copy of this Agreement to the Company.

                                             Very truly yours,


                                             By:    /s/ Joseph A. D'Amato
                                                    ----------------------------
                                                   Name:  Joseph A. D'Amato
                                                   Title: Vice President

Agreed to this 31st day of May, 2002

DEUTSCHE BANK TRUST COMPANY AMERICAS,
  as Exchange Agent

By:  /s/ Christina Van Ryzin
     -----------------------------------
     Name:  Christina Van Ryzin
     Title: Vice President



                             [Signature Page Only]



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                                    Exhibit C

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                      Deutsche Bank Trust Company Americas
                        Corporate Trust and Agency Group

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                                SCHEDULE OF FEES

I.       Exchange Agent Acceptance Fees:                     $5,000.00 per Cusip
         -------------------------------

         Covers review of the Exchange Agent Agreement, the Letter of Transmittal and other related documentation; establishment of accounts and systems link with depositories; operational and administrative charges and time spent in connection with the review, receipt and processing of Letters of Transmittal and agent's messages.